                                                                      EXHIBIT 10


STEINBRUN, HUGHES AND ASSOC.
                     2444 Wilshire Blvd., Suite 414, Santa Monica, CA 90403-5826
                     (310)857-1257 o Fax (310)857-1264 o www.steinbrunhuges.com

December 15, 2003


James Rudis
Overhill Farms Inc.
PO Box 58806
Vernon, CA 90058


Dear Jim,

Thank you for selecting Steinbrun, Hughes & Assoc. ("firm" or "SHA") to conduct a search for Overhill Farms Inc. ("client" or "OFI"). We are excited about the opportunity to work with you and your team.

Our understanding is that you are currently seeking to hire a Senior Manager, Financial & Operational Analysis. The role will report to Jeff Hertzig, Director of Finance and will be responsible for operational / financial analysis and reporting, Sarbanes Oxley compliance and investor relations. The position will be located in Vernon, California.

This agreement details our respective roles and responsibilities, as well as professional fee and expense arrangements. This agreement is intended to apply to the Senior Manager search currently under way, as well as future searches as agreed between OFI and SHA. From time to time SHA may also provide OFI with temporary consultants to fill vacant positions while a search for a permanent employee is under way, or to manage a specific project for a specified period of time. Temporary consultants will report to you or to the manager whom you designate to manage the consultants.

                         PROFESSIONAL FEES AND EXPENSES
                         ------------------------------

Professional fees for our permanent placement services are equal to 30% of the first year's total cash compensation of any individual identified or evaluated by SHA and employed by you. Cash compensation includes base salary plus the estimated incentive compensation for the first year's employment including, but not limited to signing bonuses, estimated bonuses, estimated performance bonuses, and guaranteed bonuses ("compensation"). However, it excludes any non-cash compensation such as employee benefits, stock options, and relocation allowances.

All temporary consultants will be paid by SHA. SHA will in turn bill OFI for the services of the consultant at an agreed upon hourly rate. The agreed upon hourly rate shall be equal to the amount paid to the consultant by SHA plus a "temporary consultant commission" equal to 30% of the amount paid to the consultant.

SHA will invoice OFI on a performance-driven basis as described below, with payment due upon receipt of each invoice:

                  BILLING AND PAYMENT FOR PERMANENT PLACEMENTS
                  --------------------------------------------

         o An initial retainer of 0% of the estimated professional fee upon execution of this agreement.

         o A second retainer payment of 0% of the estimated professional fee is due 30 days after the execution of this agreement.

         o The final payment, adjusted to reflect the successful candidate's actual compensation, will be due when the offer has been finalized and accepted.


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                                                             OVERHILL FARMS INC.
                                                               ENGAGEMENT LETTER
                                                                     PAGE 2 OF 4


We reserve the right, assuming our client wishes to maintain our involvement, to charge an additional fee (or to discuss with our client initiating a new search) if 1) the original search assignment has been significantly altered; for example, if the Position Specification has changed substantially in terms of job content, reporting relationships, etc., thus making the position significantly different in the market; 2) if the client commissioning the search is unexpectedly subject to major restructuring or other factors affecting our ability to complete the search as originally defined; or 3) if the client firm is itself sold or is subject to a major change of ownership. The spirit of this provision is that an additional fee or a new search should be initiated when material changes outside our control significantly affect our ability to complete the search. These changes would include instances in which the original search mandate is no longer realistic or has been changed in a manner that requires SHA to approach a new or different candidate population.

                  BILLING AND PAYMENT FOR TEMPORARY CONSULTANTS
                  ---------------------------------------------

SHA will bill OFI weekly for the services of consultants at an agreed upon hourly rate as described above.

                                    EXPENSES
                                    --------

SHA will invoice monthly at cost for direct search support expenses, which include candidate and search consultant travel, interview expenses (including videoconferencing and videotaping expenses) and administrative costs (such as overnight/express mail). Research time will be billed at $90 per hour plus the direct cost of any specialized industry publications required for candidate identification.

                                 MULTIPLE HIRES
                                 --------------

Additional candidates identified or presented by SHA and hired by OFI or any division or affiliate thereof, within one year of the related search completion date, will be subject to 30% percent of the candidate's first year's Compensation as an additional fee.

                         HIRING OF TEMPORARY CONSULTANTS
                         -------------------------------

Additional candidates identified or presented by SHA and hired by OFI as contractors or temporary consultants will be hired through SHA in accordance with this agreement. If any temporary consultant becomes an employee of OFI, the standard fee for a permanent placement as outlined above would be due. That placement fee would be reduced to an amount no less than zero by the total "temporary consultant commission" paid to SHA during the period of time that the individual worked as a temporary consultant.

                                   ASSURANCES
                                   ----------

SHA will continue to work on any assignment until completed unless the initial specifications are so significantly altered as to render the search impossible to complete or the client fails to exercise reasonable diligence in recruiting and hiring qualified candidates introduced by SHA. In either event, the full estimated professional fee (less any retainers paid) and any outstanding direct expenses will be immediately due and payable (see TERMINATION PROVISION).

If the successful candidate is dismissed or resigns in the first six months of employment, SHA will conduct a new search at no additional fee expense. OFI's only obligation would be for out-of-pocket costs such as consultant/candidate travel, research expenses, and monthly administrative charges. Exceptions would be in case of a promotion, transfer, or reorganization rendering the position materially different from the role accepted by the successful candidate, a buyout or merger that impacts the role itself, or the position is eliminated in its entirety for whatever internal reason.

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                                                             OVERHILL FARMS INC.
                                                               ENGAGEMENT LETTER
                                                                     PAGE 3 OF 4

                                 ENGAGEMENT TEAM
                                 ---------------

Lisa Hughes will manage the search and partner with you on this engagement. Under her direction, other colleagues, together with our research team, may also be involved in the candidate identification phase of the search.

                        MUTUAL COVENANT SERVICE CONTRACT
                        --------------------------------

This contract is the foundation for building a successful, long-term relationship with you. We are partners with you in the search process and as such, we follow a teamwork approach to successfully complete the search. Through the following mutual covenants we ensure that all members of the team (client and consultant) understand the strategy for successfully accomplishing the search. These understandings ensure the best possible search results.

                             CLIENT RESPONSIBILITIES
                             -----------------------

Following are some of the contributions that we look for you to make the search process.

         o Advise us of those areas relevant to the search that must be kept confidential, or of companies to avoid as sources of candidates.
         o Provide timely feedback to us regarding information contained in the position specifications.
         o Respond expeditiously to us concerning your interest levels in the candidates presented.
         o Schedule candidate interviews promptly and report your evaluations to us as soon as possible.
         o Advise us early and often of internal changes that may affect the position or its requirements during the recruiting process.
         o Provide information to candidates about your company, its benefits, and relocation policies to enable them to make an intelligent career decision.
         o Make a timely and competitive offer of employment following the final interviews.

                                     TIMING
                                     ------

We understand the urgency of your need, and as such, are prepared to initiate this assignment immediately. Typically, an assignment of this nature is completed within 90 - 120 days. While it is not practical to guarantee successful completion of an assignment within a specific period, we will make every effort to complete this assignment as quickly as possible.

                                   EXCLUSIVITY
                                   -----------

Occasionally, a prospect will contact or be referred to the client directly. Any direct contacts or referrals to you from any source (including any potential candidates) should be forwarded to us for inclusion in the assessment process. If any individual hired is from such a source or through an internal promotion or transfer, the full estimated professional fee (less any retainers paid) and related search expenses shall be immediately due and payable.

                              TERMINATION PROVISION
                              ---------------------

You have the right to cancel this assignment at any time. If, however, a search is canceled within 30 days of the commencement of the search for any reason other than SHA failing to excise reasonable diligence in recruiting qualified candidates, SHA shall be entitled to the initial retainer of $0, plus all incurred search support expenses, research and administrative charges.

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                                                             OVERHILL FARMS INC.
                                                               ENGAGEMENT LETTER
                                                                     PAGE 4 OF 4

If the search is canceled after the first 30 days, SHA shall be entitled to the initial retainer of $0, the second retainer payment of $0 and any incurred and approved search support expenses, research and administrative charges. Cancellation is effective upon receipt of your written notice.

Should the client (or any division or affiliate thereof) hire within one year of the termination date of this agreement any candidate identified or presented by SHA, the full estimated professional fee (less any retainers paid) shall be immediately due and payable.

                                   EEO POLICY
                                   ----------

SHA affirms without reservation, the principles and laws of equal opportunity in employment. We will not discriminate against qualified candidates for any unlawful reason. We expect our clients to comply with all applicable non-discrimination laws and practices also.

                              LIABILITY LIMITATION
                              --------------------

In no event shall our firm be liable to a client or its principals, whether the claim be in tort, contract or otherwise, for any claim with respect to any candidate for any amount in excess of the total professional fees paid under this engagement letter based on the hiring of that particular client. Neither party shall be liable for any consequential, indirect, lost profit or similar damages relating to our services provided under this engagement letter. The parties agree that any legal proceeding arising from or in connection with this engagement must be commenced within one year from the date of any alleged breach of contract or tort. In no event will punitive damages or emotional distress damages be sought against either party or any of its principals or employees. The client accepts and acknowledges that we have made no warranties or guarantees of any nature with respect to results or outcome of this engagement, except as may be set forth herein. No warranties are made that all possible sources of positive and negative information have been checked with respect to each candidate presented.

                              OUR COMMITMENT TO YOU
                              ---------------------

When a client awards us with a search, we take this commitment very seriously. We will allocate all the resources necessary to complete your assignment meticulously and professionally. Above all, we are interested in developing a long-term relationship with Overhill Farms Inc.

Steinbrun, Hughes & Assoc. looks forward to working with you in completing this important search. If you are in agreement with these terms, please sign this letter and return it to Steinbrun, Hughes & Assoc. via facsimile or via email with an electronic signature. Thank you in advance for providing us with the opportunity to work with Overhill Farms Inc.

Sincerely,



/s/ Lisa Hughes
---------------
Lisa A. Hughes
For: Steinbrun, Hughes & Assoc.

APPROVED




/s/ James Rudis
---------------
James Rudis
For:  Overhill Farms Inc.